Exhibit 10.11

EXECUTION VERSION

AMENDED AND RESTATED JOINDER AGREEMENT

AMENDED AND RESTATED JOINDER AGREEMENT, dated as of June 30, 2014 (this “Agreement” or “Joinder Agreement”), by and among Jefferies Finance LLC (“Jefferies”), MIHI LLC (“MIHI”), Mizuho Bank, Ltd. (“Mizuho”), Sumitomo Mitsui Banking Corporation (“Sumitomo”), Nomura Corporate Funding Americas, LLC (“Nomura”) and KKR Corporate Lending LLC (“KCL”; together with Jefferies, Mizuho, MIHI, Sumitomo and Nomura, each, a “New Term Loan Lender” and a “New Revolving Loan Lender”; collectively, the “New Lenders”), the Borrower (as defined below), Morgan Stanley Bank, N.A., as a Letter of Credit Issuer, and Morgan Stanley Senior Funding, Inc., as Administrative Agent and Collateral Agent.

This Joinder Agreement amends and restates and supersedes in its entirety that certain Joinder Agreement, dated as of May 21, 2014 (the “Original Joinder Agreement”), by and among Jefferies, MIHI, Mizuho, Sumitomo, Nomura and KCL, the Borrower and the Administrative Agent and Collateral Agent, and such Original Joinder Agreement shall be of no further force or effect.

RECITALS:

WHEREAS, reference is hereby made to the First Lien Credit Agreement, dated as of December 18, 2013 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Garden Acquisition Holdings, Inc. (“Holdings”), The Brickman Group Ltd. LLC, successor in interest to Garden Merger Sub, LLC (the “Borrower”), the lending institutions from time to time parties thereto (the “Lenders”) and Morgan Stanley Senior Funding, Inc., as Administrative Agent and Collateral Agent (capitalized terms used but not defined herein having the meaning provided in the Credit Agreement or, as applicable, the Fee and Syndication Letter dated the date hereof among the Borrower, the New Lenders and certain affiliates thereof (the “Fee and Syndication Letter”));

WHEREAS, subject to the terms and conditions of the Credit Agreement, the Borrower may establish New Term Loan Commitments and New Revolving Credit Commitments by, among other things, entering into one or more Joinder Agreements with New Term Loan Lenders and New Revolving Loan Lenders, as applicable;

WHEREAS, pursuant to the Agreement and Plan of Merger, dated as of May 21, 2014 together with all exhibits and schedules thereto, collectively, as may be amended, the “Acquisition Agreement”) entered into among the Borrower, Brickman Parent L.P., Blade Merger Sub, Inc., ValleyCrest Holding Co. and MSD Valley Investments, LLC, solely in its capacity as the initial Holder Representative thereunder (as defined therein), the Borrower intends, directly or indirectly, to acquire (the “Acquisition”) the entity previously identified to the New Lenders as “Viper” (the “Target”);

WHEREAS, in connection with the foregoing it is intended that the Borrower will obtain up to $725.0 million of incremental term loans (the “New Term Loans”; the commitments in respect thereof, the “New Term Loan Commitments”) and up to $100.0 million of incremental revolving commitments (the “New Revolving Credit Commitments”; together with the New Term Loan Commitments, the “New Loan Commitments”) pursuant to the terms of this Joinder Agreement in order to finance a portion of the consideration for the Acquisition and for general corporate purposes (the transactions set forth above, the “Transactions”);

WHEREAS, the amendments to the Credit Agreement effected by this Joinder Agreement, including increasing the Letter of Credit Commitment to $100,000,000, are necessary or appropriate and permitted under the Credit Agreement (including pursuant to Section 2.14(f) thereof);

NOW, THEREFORE, in consideration of the premises and agreements, provisions and covenants herein contained, the parties hereto agree as follows:

Each New Term Loan Lender party hereto hereby severally and not jointly agrees to commit to provide its respective New Term Loan Commitment as set forth on Schedule A annexed hereto, on the terms set forth in this Agreement and subject solely to the conditions set forth in Section 10 below, to make New Term Loans on the Acquisition Closing Date (as defined below) to the Borrower in an aggregate principal amount not to exceed such New Term Loan Commitment.

Each New Revolving Loan Lender party hereto hereby severally and not jointly agrees to commit to provide its respective New Revolving Credit Commitment as set forth on Schedule A annexed hereto, on the terms set forth in this Agreement and subject solely to the conditions set forth in Section 10 below, to make New Revolving Credit Commitments on the Acquisition Closing Date (as defined below) to the Borrower in an aggregate principal amount not to exceed such New Revolving Credit Commitment.

Each New Lender (i) confirms that it has received a copy of the Credit Agreement and the other Credit Documents and the exhibits thereto, together with copies of the financial statements referred to therein and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Agreement; (ii) agrees that it will, independently and without reliance upon the Administrative Agent, the Collateral Agent, any other New Lender or any other Lender or Agent and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement; (iii) appoints and authorizes the Administrative Agent and the Collateral Agent to take such action as agent on its behalf and to exercise such powers under the Credit Agreement and the other Credit Documents as are delegated to the Administrative Agent or the Collateral Agent, as the case may be, by the terms thereof, together with such powers as are reasonably incidental thereto; and (iv) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Credit Agreement are required to be performed by it as a New Term Loan Lender or New Revolving Loan Lender, as the case may be.

Each New Lender hereby agrees that its respective New Loan Commitment will be made on the following terms and conditions:

1.	Initial Drawing. The New Term Loans shall be denominated in Dollars and shall be made in a single drawing on the Acquisition Closing Date. Revolving Credit Loans under the New Revolving Credit Commitments may be made available on the Acquisition Closing Date to finance the Acquisition and working capital and any amount needed to fund any OID or upfront fees required to be funded on the Acquisition Closing Date and to fund the New Revolving Loan Lender’s pro rata share of any existing Revolving Credit Loans outstanding on the Acquisition Closing Date.

2.	Applicable Margin.

The Applicable ABR Margin or Applicable LIBOR Margin, as applicable, for the New Term Loans shall be the same as those applicable to Initial Term Loans.

The Applicable ABR Margin or Applicable LIBOR Margin, as applicable, for Loans under the New Revolving Credit Commitments shall be the same as those applicable to Revolving Credit Loans.

3.	Principal Payments. The Borrower shall make principal payments on the New Term Loans on each Initial Term Loan Repayment Date occurring after the Acquisition Closing Date in an amount equal to 0.25% of the aggregate principal amount of the New Term Loans made on the Acquisition Closing Date. Any remaining outstanding amount of New Term Loans shall be repaid in full on the Initial Term Loan Maturity Date.

4.	Voluntary and Mandatory Prepayments.

(a)	Section 5.1(b) of the Credit Agreement is hereby amended by deleting the reference to “the Closing Date” therein and replacing it with “June 30, 2014”.

(b)	Scheduled installments of principal of the New Term Loans set forth above shall be reduced in connection with any voluntary or mandatory prepayments of the New Term Loans in accordance with Sections 5.1 and 5.2 of the Credit Agreement respectively, subject to the six month “soft call 101” call protection provision identical to that benefitting the Initial Term Loans (as amended pursuant to the foregoing clause 4(a)).

5.	Terms Generally.

(a)	Other than as set forth herein, for all purposes under the Credit Agreement and the other Credit Documents, the New Term Loans shall have the same terms as the Initial Term Loans and shall be treated for purposes of voluntary and mandatory prepayments (including for scheduled principal payments) and all other terms as the same Class of Term Loans as the Initial Term Loans. Upon the funding of the New Term Loans on the Acquisition Closing Date, the New Term Loans shall automatically and without further action by any Person constitute, for all purposes of the Credit Agreement and the other Credit Documents, Initial Term Loans. The Administrative Agent shall take any and all action as may be reasonably necessary to ensure that the New Term Loans are included in each Borrowing and repayment of Initial Term Loans, on a pro rata basis. In furtherance of the foregoing, on the Acquisition Closing Date, there shall commence an initial Interest Period with respect to the New Term Loans, which Interest Period shall, in the case of Initial Term Loans only, end on the last day of the Interest Period applicable to the Initial Term Loans as in effect immediately prior to the Acquisition Closing Date.

(b)	Each New Revolving Credit Commitment shall be deemed for all purposes a Revolving Credit Commitment and each Loan made under a New Revolving Credit Commitment shall be deemed, for all purposes, Revolving Credit Loans.

(c)	The following definitions in Section 1.1 of the Credit Agreement are hereby amended and restated in their entirety as follows:

“‘Letter of Credit Commitment’ shall mean $100,000,000, as the same may be reduced from time to time pursuant to Section 3.1.”

“‘Letter of Credit Issuer’ shall mean (i) in the case of standby Letters of Credit only, Morgan Stanley Bank, N.A., Jefferies Finance LLC, Jefferies LLC and MIHI LLC, and any of their applicable respective Affiliates or branches or designated fronting entities and (ii) any replacement, additional issuer, or successor pursuant to Section 3.6. References herein and in the other Credit Documents to the Letter of Credit Issuer shall be deemed to refer to the Letter of Credit Issuer in respect of the applicable Letter of Credit or to all Letter of Credit Issuers, as the context requires.”

(d)	Notwithstanding the foregoing, (i) Morgan Stanley Bank, N.A. as a Letter of Credit Issuer shall not be obligated to issue Letters of Credit in excess of $50,000,000, (ii) Jefferies Finance LLC and Jefferies LLC as a Letter of Credit Issuer shall not be obligated to issue Letters of Credit in excess of $25,000,000 and (iii) MIHI LLC as a Letter of Credit Issuer shall not be obligated to issue Letters of Credit in excess of $25,000,000.

6.	Proposed Borrowing. This Agreement represents a request by the Borrower to borrow New Term Loans from the New Term Loan Lenders, and Revolving Credit Loans from the New Revolving Loan Lenders, as set forth on the applicable Borrowing notice to be delivered by the Borrower under the Credit Agreement.

7.	New Lenders.

(a)	To the extent not already a Lender, each New Term Loan Lender acknowledges and agrees that upon its execution of this Agreement that such New Term Loan Lender shall become a “Lender” under, and for all purposes of, the Credit Agreement and the other Credit Documents, and shall be subject to and bound by the terms thereof, and shall perform all the obligations of and shall have all rights of a Lender thereunder.

(b)	To the extent not already a Lender, each New Revolving Loan Lender acknowledges and agrees that upon its execution of this Agreement that such New Revolving Loan Lender shall become a “Lender” under, and for all purposes of, the Credit Agreement and the other Credit Documents, and shall be subject to and bound by the terms thereof, and shall perform all the obligations of and shall have all rights of a Lender thereunder.

8.	Credit Agreement Governs. Except as set forth in this Agreement, the New Term Loans and the New Revolving Credit Commitments shall otherwise be subject to the provisions of the Credit Agreement and the other Credit Documents.

9.	Effective Date Conditions. This Agreement will become effective on the date (the “Effective Date”) on which this Agreement is executed by the Borrower, each New Lender, the Administrative Agent, the Letter of Credit Issuer and the Swingline Lender.

10.	Acquisition Closing Date Conditions. The obligation of each New Term Loan Lender to make a New Term Loan, and of each New Revolving Loan Lender to make available its New Revolving Credit Commitment, is subject solely to the satisfaction or waiver of the conditions set forth on Schedule B hereto (the date such conditions are satisfied or waived (the “Acquisition Closing Date”).

11.	Notice. For purposes of the Credit Agreement, the initial notice address of each New Lender shall be as separately identified to the Administrative Agent.

12.	Tax Forms. For each relevant New Lender, delivered herewith to the Administrative Agent are such forms, certificates or other evidence with respect to United States federal income tax withholding matters as such New Lender may be required to deliver to the Administrative Agent pursuant to Section 5.4(d) and/or Section 5.4(e) of the Credit Agreement.

13.	Recordation of the New Loans. Upon execution and delivery hereof, the Administrative Agent will record in the Register the New Term Loans made by each New Term Loan Lender and the New Revolving Credit Commitments made by each New Revolving Loan Lender.

14.	Amendment, Modification and Waiver. This Agreement may not be amended, modified or waived except by an instrument or instruments in writing signed and delivered on behalf of each of the parties hereto.

15.	Entire Agreement. This Agreement, the Fee and Syndication Letter, the Credit Agreement and the other Credit Documents constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede all other prior agreements and understandings, both written and verbal, among the parties or any of them with respect to the subject matter hereof.

16.	GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK; provided, however, that it is understood and agreed that (a) the interpretation of the definition of “Material Adverse Effect” (as referenced in Schedule A hereto) (and whether or not such Material Adverse Effect has occurred), (b) the determination of the accuracy of any Company Representations and whether as a result of any inaccuracy thereof you (or your affiliates) has the right (taking into account any applicable cure provisions) to terminate your (or your affiliates’) obligations under the Acquisition Agreement or decline to consummate the Acquisition and (c) the determination of whether the Acquisition has been consummated in accordance with the terms of the Acquisition Agreement, in each case shall be governed by, and construed in accordance with, the laws of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

17.	Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as would be enforceable.

18.	Counterparts. This Agreement may be executed in counterparts (including by facsimile or other electronic transmission), each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

19.	WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY OR ON BEHALF OF ANY PARTY RELATED TO OR ARISING OUT OF THIS AGREEMENT LETTER OR THE PERFORMANCE OF SERVICES HEREUNDER.

20.	Credit Document. On and after the Acquisition Closing Date, this Agreement shall constitute a “Credit Document” for all purposes of the Credit Agreement and the other Credit Documents (it being understood that for the avoidance of doubt this Agreement may be amended or waived solely by the parties hereto as set forth in Section 14 above); provided that prior to the Acquisition Closing Date, the Credit Agreement and the other Credit Documents shall not be amended or otherwise modified in a manner materially adverse to the New Lenders without the written consent of the New Lenders.

[signature pages to follow]

IN WITNESS WHEREOF, each of the undersigned has caused its duly authorized officer to execute and deliver this Joinder Agreement as of the date first set forth above.

THE BRICKMAN GROUP LTD. LLC

By:	/s/ Anthony J. Skarupa
Name: Anthony J. Skarupa
Title: Cheif financial Officer

[Viper - Joinder Agreement]

JEFFERIES FINANCE LLC

By:	/s/ E. Joseph Hess
Name: E. Joseph Hess
Title: Managing Director

[Viper - Joinder Agreement]

MIHI LLC

By:	/s/ Stephen Menos
Name: Stephen Menos
Title: Authorized Signatory

By:	/s/ Ayesha Farooqi
Name: Ayesha Farooqi
Title: Authorized Signatory

[Viper - Joinder Agreement]

MIZUHO BANK, LTD.

By:	/s/ James Yu
Name: James Yu
Title: Senior Vice President

[Viper - Joinder Agreement]

SUMITOMO MITSUI BANKING CORPORATION

By:	/s/ Kubo Katsuyuki
Name: Kubo Katsuyuki
Title: Executive Director

[Viper - Joinder Agreement]

NOMURA CORPORATE FUNDING AMERICAS, LLC

By:	/s/ Carl Mayer
Name: Carl Mayer
Title: Managing Director

[Joinder Agreement]

KKR CORPORATE LENDING LLC

By:	/s/ Robert Lewin
Name: Robert Lewin
Title: Authorized Signatory

[Viper - Joinder Agreement]

Consented to by:

MORGAN STANLEY SENIOR FUNDING, INC., as Administrative Agent, Collateral Agent and Swingline Lender

By:	/s/ Stephen B. King
Name: Stephen B. King
Title: VP

[Viper - Joinder Agreement]

Consented to by:

MORGAN STANLEY HANK, N.A ., as Letter of Credit Issuer

By:	/s/ Stephen B. King
Name: Stephen B. king
Title: Authorized Signatory

[Viper - Joinder Agreement]

SCHEDULE A

TO JOINDER AGREEMENT

Name of New Term Loan Lender	Type of Commitment	Commitment Amount
Jefferies Finance LLC	New Term Loan Commitment	$239,250,000
MIHI LLC	New Term Loan Commitment	$181,250,000
Mizuho Bank, Ltd.	New Term Loan Commitment	$105,125,000
Sumitomo Mitsui Banking Corporation	New Term Loan Commitment	$70,687,500
Nomura Corporate Funding Americas, LLC	New Term Loan Commitment	$70,687,500
KKR Corporate Lending LLC	New Term Loan Commitment	$58,000,000

	Total:	$725,000,000

Name of New Revolving Loan Lender	Type of Commitment	Commitment Amount
Jefferies Finance LLC	New Revolving Credit Commitment	$33,000,000
MIHI LLC	New Revolving Credit Commitment	$25,000,000
Mizuho Bank, Ltd.	New Revolving Credit Commitment	$14,500,000
Sumitomo Mitsui Banking Corporation	New Revolving Credit Commitment	$9,750,000
Nomura Corporate Funding Americas, LLC	New Revolving Credit Commitment	$9,750,000
KKR Corporate Lending LLC	New Revolving Credit Commitment	$8,000,000

	Total:	$100,000,000

SCHEDULE B

TO JOINDER AGREEMENT

Conditions to Acquisition Closing Date

1. Acquisition. The Acquisition shall have been or, substantially concurrently with the initial borrowing of New Term Loans and the effectiveness of the New Revolving Credit Commitments shall be, consummated in all material respects in accordance with the terms of the Acquisition Agreement, without giving effect to any modifications, amendments or express waivers or consents thereto that are materially adverse to the New Lenders without the consent of the New Lenders (not to be unreasonably withheld or delayed) (it being understood and agreed that (a) any change in the definition of “Material Adverse Effect” or “Termination Date” contained in the Acquisition Agreement shall be deemed to be materially adverse to the New Lenders and (b) any increase or reduction in the purchase price shall not be deemed to be materially adverse to the New Lenders; provided that any reduction shall be allocated to reduce the New Term Loan Commitments on a dollar for dollar basis).

2. No Material Adverse Effect. Since the date of the Acquisition Agreement, there shall not have occurred any change, event, circumstance, or development that shall have had, or would be reasonably likely to have, a Material Adverse Effect (as defined in the Acquisition Agreement) on the Target.

3. Fees. All fees required to be paid on the Acquisition Closing Date pursuant to the Fee and Syndication Letter and reasonable out-of-pocket expenses required to be paid on the Acquisition Closing Date pursuant to the Fee and Syndication Letter, to the extent invoiced at least three business days prior to the Acquisition Closing Date (except as otherwise reasonably agreed by the Borrower), shall, upon the initial borrowing of New Term Loans, have been, or will be substantially simultaneously, paid (which amounts may, at your option, be offset against the proceeds of the New Term Loans).

4. Financial Statements. The New Lenders shall have received (a) the audited consolidated balance sheets of the Target and its subsidiaries as of April 30, 2013 and April 30, 2012 and the audited consolidated statements of operations, comprehensive income, cash flow and changes in shareholders’ equity of the Target and its subsidiaries for the years ended April 30, 2013 and April 30, 2012, and such financial statements of the Target and its subsidiaries as of the end of and for each subsequent fiscal year ended at least 95 days before the Acquisition Closing Date, and (b) the unaudited consolidated balance sheet and statement of operations, cash flow and changes in shareholders’ equity of the Target and its subsidiaries as of and for the eleven-month period ended March 31, 2014 and the unaudited consolidated balance sheet and statement of operations, cash flow and changes in shareholders’ equity of the Target and its subsidiaries as of the end of and for each subsequent fiscal quarter (other than the fourth fiscal quarter of any fiscal year) ended at least 65 days before the Acquisition Closing Date. The New Lenders hereby acknowledge receipt of (i) the audited financial statements referred to in clause (a) above as of, and for the years ended, April 30, 2013 and April 30, 2012 and (ii) the unaudited financial statements referred to in clause (b) above as of, and for the eleven-month period ended March 31, 2014.

5. Pro Forma Financial Information. The New Lenders shall have received customary summary pro forma financial information consistent with the pro forma financial information reflected in the Borrower’s confidential information memorandum dated December 2013.

6. Patriot Act. The Administrative Agent shall have received at least two business days prior to the Acquisition Closing Date all documentation and other information about the Target and the subsidiaries of the Target that are required to become Guarantors under the Credit Documents (collectively, the “Target Guarantors”) as shall have been reasonably requested in writing by the

Administrative Agent at least seven calendar days prior to the Acquisition Closing Date and as is mutually agreed to be required by U.S. regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the PATRIOT Act.

7. Credit Documents. Subject in all respects to the Funding Conditions Provisions, the Administrative Agent shall have received:

(a) a guarantor supplement substantially in the form of Annex A to the Guarantee, executed and delivered by a duly authorized officer of the Target and the Target Guarantors;

(b) a pledge supplement in the form of Annex A to the Pledge Agreement, executed and delivered by a duly authorized officer of each entity referred to above in clause (a);

(c) a supplement in the form of Annex A to the Security Agreement, executed and delivered by a duly authorized officer of each entity referred to above in clause (a); and

(d) a reaffirmation agreement in customary form, executed and delivered by the Credit Parties, pursuant to which each Credit Party shall have reaffirmed the applicable security interest and guarantees under the Guarantee, the Pledge Agreement and the Security Agreement, as applicable.

8. Representations and Warranties; Events of Default.

(a) On the Acquisition Closing Date, the Company Representations and the Specified Representations shall be true and correct in all material respects.

“Company Representations” shall mean the representations and warranties made by the Target with respect to the Target, its subsidiaries and their respective businesses in the Acquisition Agreement, as are material to the interests of the New Lenders, but only to the extent that the Borrower (or one of the Borrower’s Affiliates) has the right (taking into account any applicable cure provisions) to terminate its obligations under such Acquisition Agreement or decline to consummate the Acquisition as a result of a breach of such representations and warranties in such Acquisition Agreement.

“Specified Representations” shall mean the Specified Representations (as defined in the Credit Agreement); provided that for purposes hereof the references in Section 8.17 and 8.18 to the “Closing Date” shall be deemed to be replaced with “Acquisition Closing Date”.

(b) No Event of Default under Section 11.1 or Section 11.5 of the Credit Agreement shall exist on the Acquisition Closing Date after giving effect to the Transactions.

9. Collateral. Subject in all respects to the Funding Conditions Provisions:

(a) all outstanding equity interests in whatever form of the Target and each Restricted Subsidiary of the Target that is required to be pledged pursuant to the Security Documents shall have been pledged pursuant thereto; and

(b) all Uniform Commercial Code or other applicable personal property and financing statements, reasonably requested by the Collateral Agent to be filed, registered or recorded to create the Liens on the assets of the Target and the Target Guarantors intended to be created by any Security Document and to perfect such Liens to the extent required by, and with the priority required by, such Security Document shall have been delivered to the Collateral Agent for filing, registration or recording.

10. Closing Certificates. The Administrative Agent shall have received a certificate of the Borrower, the Target and the other Target Guarantors dated the Acquisition Closing Date, substantially in the form of Exhibit E to the Credit Agreement, with appropriate insertions, executed by two Authorized Officers (which for this purpose may include one of the Secretary or Assistant Secretary) of each such Credit Party, and attaching copies of the relevant resolutions, charters, bylaws and incumbency certificates (or similar documents) of each of the Target and the other Target Guarantors and, in the case of the Borrower, certifying that the amount of New Loan Commitments do not exceed the Maximum Incremental Facilities Amount (together with supporting calculations therefor).

11. Legal Opinion. Administrative Agent shall have received the executed legal opinion, in customary form, of Simpson Thacher & Bartlett LLP, special New York counsel to the Borrower. The Borrower hereby instructs and agrees to instruct the other Credit Parties to have such counsel deliver such legal opinion.

12. Marketing Period. The Lead Arrangers shall have been afforded a period (the “Marketing Period”) of at least 15 consecutive business days following receipt of the financial statements referred to in paragraphs 4 and 5 above to market the Facilities; provided that (x) the Marketing Period shall exclude July 3, 2014 through July 6, 2014 and November 26, 2014 through November 30, 2014 (and there shall not be a failure to achieve 15 consecutive business days solely by reason of such exclusions) and (y) the Marketing Period shall either (i) end on or prior to August 15, 2014 or begin on or after September 2, 2014 or (ii) end on or prior to December 19, 2014 or begin on or after January 5, 2015.

13. Solvency Certificate. The Borrower shall provide a solvency certificate certifying the solvency of the Borrower and its subsidiaries, substantially in the form provided under the Credit Agreement.

14. Expiration Date. The Expiration Date shall not have occurred. “Expiration Date” shall mean the earliest to occur of (i) after execution of the Acquisition Agreement and prior to the consummation of the Acquisition, the termination of the Acquisition Agreement by you (or your Affiliates) or with your (or your Affiliates’) written consent or otherwise in accordance with its terms (other than with respect to provisions therein that expressly survive termination), prior to closing of the Acquisition, (ii) the consummation of the Acquisition with or without the funding of the New Term Loans and (iii) 11:59 p.m., New York City time, on February 16, 2015.